Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - October 28, 2022) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three and nine months ended September 30, 2022.
3rd Quarter 2022 Summary

•Net sales of $493.6 million, a 24% increase compared to the third quarter of 2021
•Gross profit margin of 29.8%
•Net income of $72.7 million
•4 New Nameplate Launches for Full Display Mirror

    For the third quarter of 2022, the Company reported net sales of $493.6 million, compared to net sales of $399.6 million in the third quarter of 2021, a 24% increase quarter over quarter. For the third quarter of 2022, global light vehicle production in North America, Europe, Japan/Korea, and China increased approximately 26% when compared to the third quarter of 2021. Light vehicle production in the Company's primary markets of North America, Europe and Japan/Korea was up 22% on a quarter over quarter basis. "Some of the supply chain issues that plagued the industry in the third quarter of 2021 have improved and overall light vehicle production growth contributed to the Company's quarter over quarter revenue growth. Nevertheless, product mix for the third quarter and overall sales levels were still impacted by customer order adjustments, supply chain challenges, and labor availability issues. Together, these headwinds resulted in unit shipments being approximately 750,000 units lower than our original forecast at the beginning of the quarter, which resulted in a significant revenue shortfall versus our beginning of quarter forecast. While there appears to be some improved stability in the light vehicle production environment and the overall supply chain, the Company continues to experience significant customer order fluctuations on a week-to-week basis and difficulty in sourcing advanced electronic components for our most complex products," said President and CEO, Steve Downing.
For the third quarter of 2022, the gross margin was 29.8%, compared to a gross margin of 35.3% for the third quarter of 2021. Gross margin was impacted on a quarter over quarter basis by raw material

Exhibit 99.1
cost increases, unfavorable product mix, labor cost increases, and prior commitments to annual customer price reductions. "The continuation of cost increases in raw materials, as well as unfavorable product mix, had the most significant impact on our margin profile during the third quarter. Additionally, while the overall improvement in sales levels helped offset fixed overhead costs during the third quarter, the increase in labor costs more than offset the gains in overhead absorption to create additional margin pressure. During the third quarter, product mix issues driven by component shortages in our advanced feature mirrors and lower sales to our tier two customers contributed about 150 basis points of margin headwind that we believe will improve during the fourth quarter. The Company is also making progress on cost escalation conversations with our customers, and we expect relief to begin during the fourth quarter of 2022, which should provide improvement in our margin profile as we move through 2023 and into 2024,” commented Downing.
     Operating expenses during the third quarter of 2022 increased by 15% to $60.4 million, compared to operating expenses of $52.7 million in the third quarter of 2021. Operating expenses increased during the third quarter of 2022 primarily due to staffing, professional fees, increased outbound freight expenses, and travel related expenses. “Our operating expense growth rate for the third quarter of 2022 continues to support our product development strategy, as well as previously sourced new program launches, product re-designs in support of component supply issues, and our ongoing commitment to new technology areas. The increase in operating expenses was in-line with our plan and represents the level of development needed to achieve the forecasted growth rate throughout the rest of 2022 and into 2023,” said Downing.
    Income from operations for the third quarter of 2022 was $86.8 million, compared to income from operations of $88.2 million for the third quarter of 2021.
During the third quarter of 2022, the Company had an effective tax rate of 15.7%, which was primarily driven by the benefit of the foreign derived intangible income deduction.
Net income was $72.7 million for the third quarter of 2022, compared to net income of $76.7 million for the third quarter of 2021. The change in net income was primarily the result of the quarter over quarter changes in gross margins and operating profits.

Exhibit 99.1
Earnings per diluted share for the third quarter of 2022 were $0.31, compared to earnings per diluted share of $0.32 for the third quarter of 2021.
    Automotive net sales in the third quarter of 2022 were $480.9 million, a 23% increase when compared with $391.3 million in the third quarter of 2021. Auto-dimming mirror unit shipments increased 17% during the quarter, compared to the third quarter of 2021.
    Other net sales in the third quarter of 2022, which includes dimmable aircraft windows and fire protection products, were $12.7 million, compared to other net sales of $8.3 million in the third quarter of 2021. Fire protection sales increased by 78% for the third quarter of 2022, compared to the third quarter of 2021. Dimmable aircraft window sales decreased by 7% for the third quarter of 2022, compared to the third quarter of 2021. The Company continues to expect that dimmable aircraft window sales will be negatively impacted until there is a more meaningful recovery of the aerospace industry and the Boeing 787 aircraft production levels improve.
Share Repurchases
During the third quarter of 2022, the Company repurchased 0.9 million shares of its common stock at an average price of $26 per share for a total of $22.3 million. For the nine-month period ended September 30, 2022, the Company repurchased 3.3 million shares of its common stock for a total of $93.5 million. As of September 30, 2022, the Company has approximately 21.5 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues (including the lingering impact of the COVID-19 pandemic and supply constraints), market trends, and other factors that the Company deems appropriate.

Future Estimates
The Company’s current forecasts for light vehicle production for the fourth quarter of 2022, and full years 2022 and 2023, are based on the mid-October 2022 S&P Global Mobility forecast for light vehicle production in North America, Europe, Japan/Korea, and China. Light vehicle production in these markets is expected to increase 3% for the fourth quarter of 2022, as compared to light vehicle production for the

Exhibit 99.1
fourth quarter of 2021. For calendar year 2022, light vehicle production in these markets is forecasted to increase 5% when compared to calendar year 2021. The Company believes that revenue will remain difficult to forecast for the remainder of the year as a result of high levels of volatility in customer orders and vehicle production volumes, electronics supply chain constraints, the Ukraine-Russia conflict, labor shortages, and overall economic uncertainty. Fourth quarter 2022 and calendar years 2022 and 2023 forecasted vehicle production volumes from S&P Global Mobility are shown below:

Light Vehicle Production (per S&P Global Mobility mid-October light vehicle production forecast)
(in Millions)
Region	Q4 2022	Q4 2021	% Change	Calendar Year 2023	Calendar Year 2022	Calendar Year 2021	2023 vs 2022 % Change	2022 vs 2021 % Change
North America	3.68	3.29	12%	15.39	14.47	13.05	6%	11%
Europe	4.16	4.02	3%	16.65	15.63	15.89	7%	(2)%
Japan and Korea	3.03	2.77	9%	11.88	11.06	10.87	7%	2%
China	7.39	7.69	(4)%	26.65	26.41	24.84	1%	6%
Total Light Vehicle Production	18.26	17.77	3%	70.57	67.57	64.65	4%	5%

Based on this light vehicle production forecast as well as year-to-date financials, the Company is updating certain guidance estimates for calendar year 2022 as shown in the table below.

2022 Guidance
Item	7/22/2022 Updated Guidance	10/28/2022 Updated Guidance
Revenue	$1.87 - $1.97 billion	$1.90 - $1.95 billion
Gross Margin	33% - 34%	32% - 33%
Operating Expenses	$230 - $240 million	$235 - $240 million
Tax Rate	15% - 16%	14% - 15%
Capital Expenditures	$125 - $150 million	$140 - $150 million
Depreciation & Amortization	$100 - $105 million	$100 - $105 million

Additionally, based on the Company’s current forecasts for light vehicle production for calendar year 2023, the Company still expects calendar year 2023 revenue growth of approximately 15% - 20% above the new 2022 revenue guidance of $1.90 - $1.95 billion.
"Overall, the third quarter was impacted by the perfect storm of component supply issues that included both scarcity and cost increases, product mix issues, labor shortages, and customer order volatility. While we are disappointed with this quarter's financial performance, we are confident in our ability to work through these issues and improve the gross margin profile as we move through the fourth

Exhibit 99.1
quarter of 2022 and into 2023. Beginning in the fourth quarter, we expect to see improvements to margins that will be driven by the benefit of the Company’s first rounds of cost escalation negotiations with customers to address ongoing commodity, freight and labor pricing pressure. These improvements should continue throughout 2023 and into 2024, as we work to offset cost increases with updated pricing. The plan we have developed and are executing to address these issues is consistent with our patient approach that we described previously and seeks to balance the need for pricing increases, with our desire to continue to grow the business through new technology deployment at our customers. As the fourth quarter begins and we transition into 2023, we remain confident in our ability to grow the business and improve margins, while at the same time expanding our technology portfolio. As we work to accomplish these objectives, we will continue to take a balanced, long-term approach to these challenges, and believe that this plan will get us back to our targeted margin profile by the end of 2024,” concluded Downing.
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general ,industry or regional market conditions including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the

Exhibit 99.1
impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation, including securities litigation relating to the conduct of our business; and the length and severity of the COVID-19 (coronavirus) pandemic, including its impact across our business on demand, operations, and the global supply chain. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties now include the impacts of an inflationary environment, the COVID-19 (coronavirus) pandemic, and supply chain constraints that have affected, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of October 18, 2022 (http://www.gentex.com/forecast-disclaimer).
Third Quarter Conference Call
    The Company will host a conference call related to this news release and it will simulcast beginning at 9:30 a.m. EDT, October 28, 2022. Participants who wish to ask questions may register for the call at https://register.vevent.com/register/BI8dc9e1d1770446389d9bff7a44dad01a to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that participants join 10

Exhibit 99.1
minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/vm7ept6h. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
North American Interior Mirrors	2,156	1,897	14%	6,444	5,843	10%
North American Exterior Mirrors	1,602	1,355	18%	4,532	4,345	4%
Total North American Mirror Units	3,758	3,252	16%	10,976	10,188	8%
International Interior Mirrors	5,287	4,629	14%	15,282	15,219	—%
International Exterior Mirrors	2,444	1,928	27%	6,926	6,605	5%
Total International Mirror Units	7,731	6,557	18%	22,208	21,823	2%
Total Interior Mirrors	7,443	6,526	14%	21,727	21,062	3%
Total Exterior Mirrors	4,046	3,283	23%	11,457	10,949	5%
Total Auto-Dimming Mirror Units	11,489	9,809	17%	33,184	32,011	4%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Sales	$493,636,695	$399,598,744	$1,425,310,472	$1,311,328,609

Cost of Goods Sold	346,435,670	258,698,723	969,330,474	835,531,679
Gross Profit	147,201,025	140,900,021	455,979,998	475,796,930

Engineering, Research & Development	33,541,331	29,750,973	98,373,737	86,462,112
Selling, General & Administrative	26,868,154	22,984,108	81,717,848	67,511,555
Operating Expenses	60,409,485	52,735,081	180,091,585	153,973,667

Income from Operations	86,791,540	88,164,940	275,888,413	321,823,263

Other Income	(629,187)	1,729,294	(1,622,667)	5,153,427
Income before Income Taxes	86,162,353	89,894,234	274,265,746	326,976,690

Provision for Income Taxes	13,506,358	13,233,686	41,676,723	50,358,854

Net Income	$72,655,995	$76,660,548	$232,589,023	$276,617,836

Earnings Per Share(1)
Basic	$0.31	$0.32	$0.99	$1.15
Diluted	$0.31	$0.32	$0.99	$1.15

Cash Dividends Declared per Share	$0.120	$0.120	$0.360	$0.360

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2022	December 31, 2021
ASSETS
Cash and Cash Equivalents	$222,933,723	$262,311,670
Short-Term Investments	16,122,519	5,423,612
Accounts Receivable, net	292,413,491	249,794,906
Inventories	418,286,161	316,267,442
Other Current Assets	39,567,381	39,178,119
Total Current Assets	989,323,275	872,975,749

Plant and Equipment - Net	526,680,787	464,121,676

Goodwill	313,851,944	313,960,209
Long-Term Investments	154,429,190	207,693,147
Equity Method Investments	39,680,791	—
Intangible Assets, net	224,185,910	239,189,627
Patents and Other Assets, net	63,171,166	33,450,758
Total Other Assets	795,319,001	794,293,741

Total Assets	$2,311,323,063	$2,131,391,166

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$265,164,643	$181,656,100
Other Non-current Liabilities	12,112,756	11,746,599
Shareholders' Investment	2,034,045,664	1,937,988,467
Total Liabilities & Shareholders' Investment	$2,311,323,063	$2,131,391,166